Exhibit 99.1

To Our Valued Stockholders:

Certain things enrich us in ways that money alone never could. They add value to our lives by increasing the positive impact we have on the world we’re blessed to share.

For me, investing in timberland is one of these things. You see, timber is the only natural resource that is both renewable and sustainable. Moreover, that resource is used to create thousands of products we enjoy every day — from books, boxes, and homes, to those you might not readily think of, such as diapers, medications, and even ice cream! As the world grows more aware of the need for wise stewardship of the earth’s natural resources, timber holds the potential to play a key role in meeting future generations’ needs for food, fuel, and raw materials.

Sustainably managed forests like Wells Timberland’s protect and even rely on the trees’ natural cycle of regeneration as part of our strategy for long-term value. Each year, Wells Timberland carefully balances the millions of tons of timber we harvest with millions of seedlings planted. Amazingly, we could continue to follow that same cycle in perpetuity without ever reducing the amount of timber our forest is able to produce.

Therefore, the forest that you and I own as Wells Timberland stockholders is more than an investment — it’s a lasting, growing resource that can outlive bank accounts, Wall Street fluctuations, and even ourselves. In talking with timberland investors over the past two years, I’ve been surprised by how many of you were first attracted by timberland’s enduring renewability, and not just its potential for long-term appreciation and growth opportunities.

As we seek to build lives of significance in a world where so many things seem insignificant, I’m proud to own an asset that was here before I was and will be here after I’m gone. I’m proud to be investing in resources that can grow to serve the world in which my grandchildren will raise their own families. Most of all, I’m proud that Wells Timberland has provided you with the same opportunity.

Thank you for believing with me in the lasting value of timberland.

Sincerely,

Leo F. Wells III

President

Wells Timberland REIT, Inc.

Dear Fellow Stockholder:

We had a productive year at Wells Timberland, and our focus has been on prudent, careful financial management of the resources entrusted to us. We’ve said before that “Trees Grow,” and trees will continue to grow regardless of what is happening in the economy or on the political landscape.

Housing starts remain at historic lows, and the economy has reduced sawlog prices in our markets. However, average Southern U.S. pine pulpwood prices hit a 10-year high in the fourth quarter of 2008 and remained strong in 2009. Strong demand from our primary pulpwood customers allowed us to direct approximately 73% of our harvest volume into the pulpwood channel. In addition, most of our pulpwood harvest came from thinning activity. Thinning accelerates remaining tree growth into higher-value products for the future. As the economy turns around, our ability to inventory larger sawlog trees is part of the real value of investing in managed timberland.

Our significant accomplishments in 2009 included:

•	Planting 3.5 million trees on approximately 6,000 acres.

•	Selling approximately 3,000 acres of HBU (higher-and-better-use) properties for significant gains.

•	Increasing Adjusted EBITDA[1] and cash from operations, despite difficult markets.

•	Continuing to reduce debt and in the first quarter of 2010, successfully refinancing our mezzanine and senior loans into a single five-year term loan.

•	Improving use of harvest residuals (limbs and tops).

•	Renegotiating our Fiber Supply Contract with MeadWestvaco on terms favorable to both their operations and ours.

•	Meeting all the requirements necessary to elect REIT status for our 2009 tax year.

Market fundamentals

Timberland remains a popular choice among institutional investors in their long-term portfolio allocations due to historically strong returns, low correlation with other asset classes, and historically good performance in inflationary times. In addition, trees will continue to grow regardless of the financial markets, and our harvests are set annually to comply with sustainability requirements.

Although we cannot draw conclusions about Wells Timberland’s value, we can view last year’s sales statistics as helpful indicators of how the timberland market is doing. Data on timberland prices support our belief that timberland has retained its value. For example, the price-per-acre at which we purchased our Mahrt property in 2007 is approximately the same as the average 2009 price-per-acre for Southeast timberland. I believe this demonstrates the soundness of timberland’s core investment principles.

Financial condition

A key focus of your management team is to reduce the debt used to buy our first portfolio property. In 2009, we reduced overall leverage to 53% of timber assets on a book basis. While this debt level is currently slightly higher than the market average for nontraded REIT debt, it is our intention to continue to reduce debt further as we prepare our balance sheet for the future.

[1]	The Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the enclosed Annual Report on Form 10-K contains a description of Adjusted EBITDA.

We generated $5.0 million in cash from operations. At the same time, we also increased Adjusted EBITDA from $10.8 million to $13.7 million. We achieved this 27% increase while maintaining the sustainability of our forest for long-term value creation.

In 2009, we began participating in the new Bio-Mass Crop Assistance Program. Through this program, we can expect to increase our other revenues in 2010 by making better use of harvest residuals with previously limited marketability.

In the first quarter of 2010, we successfully refinanced our existing mezzanine and senior debt into a new senior five-year term loan. This is a milestone in our business, allowing us to focus our efforts on optimizing value creation in our current properties and to grow the portfolio over time.

In summary, 2009 was a year of improving Wells Timberland’s financial performance to set the stage for future growth.

Looking ahead

Wells Timberland will continue to do what we do best — responsibly managing the forests under our care and operating the business as prudently and profitably as possible. As mentioned, paying off debt is a top priority, and we are committed to working on your behalf to create value in all kinds of markets. While we can’t control the markets, we can strategically manage the precious resources with which we’ve been entrusted. We will continue to manage around market conditions by selectively timing harvests and caring for the land so that it is producing optimal results. In fact, in 2010, we anticipate planting an additional 3.6 million seedlings in our forest holdings.

Timberland represents a unique investment opportunity as demand grows for timber-based products. The United Nations projects that demand for traditional forest products may double by 2050. At the same time, consumers are increasingly interested in renewable energy, carbon credits, and sustainably harvested timber. We will continue to maximize the production capacity and long-term value of our timberlands through intensive forest management and the latest forestry techniques, and by planting improved seedlings bred to grow fast and straight with better wood quality and disease resistance.

I’m very confident about how Wells Timberland is progressing, and I hope that this report is informative and helpful to you. Please call on our team at any time if you have questions about your investment. We truly appreciate your participation and support as an investor.

Sincerely,

Jess E. Jarratt President
Wells Timberland Management Organization. LLC